CONSENT OF EXPERT
     We consent to the references to our firm and to our reports with respect to estimation of the liability for pending and reasonably estimable unasserted future asbestos-related claims, which are included in Note 20 of the Notes to Consolidated Financial Statements in the Quarterly Report on Form 10-Q of Meritor, Inc. (“Meritor”) for the fiscal quarter ended April 1, 2012 and to the incorporation by reference of such reference into the following Registration Statements of Meritor:

Form	Registration No.	Purpose
S-3	333-179405	Registration of common stock, preferred stock,
warrants and guarantees of debt securities
S-8	333-171713	Amended 2010 Long-Term Incentive Plan
S-8	333-164333	2010 Long-Term Incentive Plan
S-3	333-163233	Registration of common stock, preferred stock,
warrants and guarantees of debt securities
S-8	333-141186	2007 Long-Term Incentive Plan
S-3	333-143615	Registration of convertible notes,
guarantees and common stock
S-3	333-134409	Registration of convertible notes,
guarantees and common stock
S-8	333-107913	Meritor, Inc. Savings Plan
S-8	333-123103	Meritor, Inc. Hourly Employees
Savings Plan
S-3	333-58760	Registration of debt securities
S-8	333-49610	1997 Long-Term Incentives Plan
S-3	333-43118	Meritor, Inc. 1988 Stock Benefit
Plan
S-3	333-43116	Meritor, Inc. 1998 Stock Benefit
Plan
S-3	333-43112	Meritor, Inc. Employee Stock
Benefit Plan
S-8	333-42012	Employee Stock Benefit Plan, 1988 Stock
Benefit Plan and 1998 Employee Stock Benefit
Plan

BATES WHITE LLC

By:	/s/ Charles E. Bates
Charles E. Bates, Ph.D.
President and CEO

Date: May 2, 2012